EXHIBIT 21

SUBSIDIARIES OF BALDWIN & LYONS, INC.

NAME	STATE OR JURISDICTION OF ORGANIZATION OR INCORPORATION

Protective Insurance Company	Indiana

Sagamore Insurance Company (1)	Indiana

B&L Insurance, Ltd.	Bermuda

B&L Brokerage Services, Inc.	Indiana

Transportation Specialty Insurance Agency, Inc.	Michigan

Protective Specialty Insurance Company (2)	Indiana

Baldwin and Lyons Capital Markets, LLC	Delaware

(1)	Wholly-owned subsidiary of Protective Insurance Company

(2)	Wholly-owned subsidiary of Protective Insurance Company

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